Exhibit 99.1

COLE NATIONAL ANNOUNCES THIRD QUARTER 2003 RESULTS

     Cleveland, Ohio, December 16, 2003 — Cole National Corporation (NYSE: CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation’s largest providers of managed vision care benefits, today announced results for the third quarter ended November 1, 2003. The Company filed its Form 10-Q for the quarter on December 15, 2003.

Financial and Operating Highlights

•	Revenue rose to $296.5 million from $275.5 million in last year’s third quarter. The Company reported a net loss of $1.1 million, or $0.07 per diluted share, compared to a net loss of $1.9 million, or $0.12 per share, for the same period in 2002.

•	The third quarter’s pre-tax results include $1.5 million in professional fees relating to the evaluation of the Company’s strategic alternatives and $0.8 million in professional fees related to the restatement and resulting SEC investigation. Included in last year’s pre-tax results for the third quarter was $1.0 million related to severance and consolidating the corporate office.

•	Overall, same store sales in the Company’s vision segment increased 5.4%. Same store sales for every brand in the Company’s vision segment rose, led by an increase of 6.7% for Cole Licensed Brands.

•	Same store sales for Things Remembered rose 4.4%.

Larry Pollock, President and CEO, commented, “Cole National continued to generate strong same store sales company-wide during the third quarter and to gain market share in our core optical business. The Company’s profitability was negatively impacted during the quarter by legal and professional fees relating to the evaluation of the Company’s strategic alternatives, the SEC investigation resulting from the previous restatement of our financial statements and the California lawsuit.

“Within Cole Licensed Brands, same store sales rose 4.3% at Sears Optical, 16.2% at BJ’s Optical, and 22.4% at Target Optical. Overall, same store sales at Cole Licensed Brands increased 6.7%. Our updated merchandise assortment, combined with our key item merchandising strategy and our sales model, which emphasizes the features and benefits of premium products such as drill mount rimless frames and flexible metal frames, continued to increase the average spectacle transaction price and drive sales. Our training of the Company’s sales associates to present to customers the features and benefits of the premium products, as well as the different lens treatments, also had a positive impact on average spectacle transaction and contributed to the increase in same store sales.

     “At Pearle Vision, same store sales increased 3.9% at U.S. company-owned stores, 2.6% at U.S. franchised stores, and 3.1% overall. At our Pearle company-owned stores, average spectacle transaction rose 7.0% as a result of our increased focus on premium products. More than 11% of all sales at the company-owned stores were charged to the new Pearle Vision Preferred Card. The card gives us the opportunity to market directly to cardholders, enabling us to provide them with special promotions for themselves and their families.

     “Managed care revenue increased due to the number of capitated plans sold to employers, health plans and associations. Cost per claim increased in the quarter primarily as a result of incremental system maintenance cost related to the Health Insurance Portability and Accountability Act (HIPAA) and additional amortization of the Patriot claims management system. For the first nine months of the year, cost per claim was flat with the same period last year. Additional portions of the Patriot system were placed in service during the quarter, and it is now processing claims for all capitated plans. The system is functioning well, but will require further development to meet the needs of our fee for service plans. Future development will occur throughout 2004 and, in the meantime, we will continue to operate our existing system to serve fee for service plans.”

     Mr. Pollock continued, “The new merchandise assortment, marketing efforts, and greater sales effort by store associates in Things Remembered produced a same store sales increase of 4.4% in the third quarter, continuing the positive trend established at the beginning of the year. The average transaction increased 6.0% in the third quarter, although the gross margin rate decreased due to lower levels of personalization. Things Remembered’s direct business, which includes catalogs and the Internet, continued to produce year-over-year increases in sales and earnings.

     “In preparation for the important holiday season, we began implementing weekend promotional events in mid-November and will continue running them through Christmas and emphasizing our best gifts. We also expect Things Remembered’s loyalty program, which now includes 731,600 members, to make a positive contribution to sales. In our direct business, we are expanding our promotional email efforts to drive transactions to our web site.”

     Strategic Alternatives

     Cole National Corporation announced on October 8 that its Board of Directors had formed a Special Committee of independent directors to evaluate the Company’s strategic alternatives. The Special Committee’s evaluation of strategic alternatives, including a possible merger or sale of the Company, a corporate restructuring or other alternatives, continues. There can be no assurance, however, that any transaction will be approved, or if approved, the amount or form of the consideration proposed to be payable to the Company or its shareholders, or whether a transaction will be consummated.

     Extension of AARP Relationship

     Subsequent to the third quarter, the Company announced that it had renewed its relationship with AARP to provide a vision discount program covering approximately 35 million AARP members, for an additional two years. Mr. Pollock commented, “We are very pleased to continue our relationship with AARP and to provide its members access to quality vision care through our extensive provider network of doctors and optical locations.”

     Financial Results for Third Quarter and Nine Months

     Revenues for the third quarter of 2003 rose 7.6% to $296.5 million from $275.5 million as a result of the 5.2% same store sales increase in the Company’s vision and gift businesses and increased revenue from managed vision care programs. Same-store sale results were driven by increases in the average transaction size, partially offset by a decrease in the number of transactions.

     The Company’s overall gross margin rate in the third quarter was 63.2% compared to 64.3% in the same period last year. At Cole Vision, the gross margin rate declined by 1.3 percentage points due to many factors, including a shift in revenue mix at Cole Managed Vision toward more funded programs, higher utilization within the funded programs, sales of higher cost premium lenses and frames, lower contact lens gross margin and higher obsolescence costs at Cole Licensed Brands. The decrease in gross margin rate was somewhat offset by improved gross margin rate at Pearle Vision due to lower inventory shrink and manufacturing costs. Certain costs for lab equipment, workers compensation and property insurance expenses were reclassified from operating expenses to cost of revenue in both fiscal years to more accurately reflect the gross margin, primarily for the Company’s vision segment. At Things Remembered, the gross margin rate decreased 50 basis points, primarily due to reduced sales from gift personalization.

     Operating expenses as a percent of sales decreased to 62.8% from 64.5% in last year’s third quarter, primarily as a result of same store sale increases in Cole Vision and Things Remembered. Total expenses increased to $186.2 million from $177.7 million last year, and were impacted by legal and professional fees related to the Special Committee established by the Board of Directors to evaluate strategic alternatives, as well as by professional fees related to the on-going SEC investigation.

     Also contributing to the increase in expenses were higher advertising expense and claims processing costs in the Vision segment. At Things Remembered, higher rent and occupancy expense was almost completely offset by lower store payroll, legal fees and travel expenses.

     Revenues for the first nine months of fiscal 2003 increased to $892.4 million from $853.3 million in the same period of fiscal 2002 as a result of increases in same store sales and increases in revenues from managed vision care programs. The total same store sales increase in the vision segment was 3.6%. Things Remembered’s same store sales increased 4.7% in the first nine months of fiscal 2003. The overall gross margin rate was 62.9% compared to 64.5% in the same period of fiscal 2002.

     For the first nine months of fiscal 2003, the Company reported a net loss of $13.0 million, or $0.79 per diluted share compared to a net loss of $6.7 million, or $0.42 per diluted share, for the same period in fiscal 2002. The results for fiscal 2003 include expenses related to previously announced management changes, the restatement and reaudit of the Company’s financial statements, a $2.7 million settlement charge for a shareholder class action suit, and legal and professional fees related to the company’s evaluation of its strategic alternatives. The results for the first nine months of fiscal 2002 include expenses of $11.1 million related to the early extinguishment of debt.

     The Company recorded a tax benefit based on its estimated annual effective rate of 26%. The quarterly tax rate reflects the cumulative impact of changing the estimated annual effective rate from 12% in the first six months of 2003 to 26%. Additionally, the effective tax rate estimated for fiscal 2003 is lower than the effective tax rate for fiscal 2002 and reflects fiscal 2003’s expected full year results and the impact of certain nondeductible expenses.

     Non-GAAP Financial Measure

     As a retailer, the Company believes that a measure of same store sales performance is important for understanding its operations. Same store sales growth is a non-GAAP financial measure of performance at stores open at least 12 months, which includes deferred warranty sales on a cash basis and undelivered customer orders, and does not reflect provisions for returns, remakes, and certain other items. Adjustments to the cash basis sales information accumulated at the store level are made for these items on an aggregate basis. This measure is consistent with the measures previously used in the Company’s reports. A reconciliation of same store sales to revenue is set forth in Schedule II.

     Outlook

     Same store sales in the Company’s vision segment increased in the third quarter of fiscal 2003 compared to the same period last year and the Company continued to see that trend in November, with same store sales for the vision segment increasing in the mid-single digits. The performance within the segment was varied, with Cole Licensed Brands posting strong results and Pearle Vision’s company-owned stores experiencing low single-digit negative same store sales. Things Remembered’s November same store sales started off strongly and then flattened, increasing more than 3% overall. There is no assurance that these same store sales trends will continue for the remainder of the year.

     The Company expects that certain cost of revenues and operating expense trends experienced in the first nine months of fiscal 2003, such as higher product costs, utilization within funded programs and occupancy costs, are likely to continue through the balance of the year. The Company also expects it will continue to incur legal and professional expenses as a result of the SEC investigation, the previously disclosed California lawsuit and costs related to the evaluation of the Company’s strategic alternatives.

     The Company’s agreement with Target Corporation, under which the Company operates licensed optical departments in 265 Target Stores, expires on January 31, 2004 unless renewed. The Company estimates that losses at Target Optical reduced the operating income of its Cole Vision segment by $9.6 million in fiscal year 2002 and $6.9 million in the first nine months of fiscal 2003. The Company is in discussions with Target Corporation regarding the renewal of the agreement on modified terms. No assurances can be given as to the outcome of the discussions. It is estimated that exiting the Target Optical business would result in a pretax charge of approximately $22 million in the fourth quarter of fiscal year 2003, relating primarily to the writedown of fixed assets and inventory, and the payment of severance. Approximately three-quarters of this charge would be non-cash.

     Conference Call Information

     Cole National’s management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss the third-quarter 2003 results. Investors and interested parties may listen to the call via www.colenational.com and www.streetevents.com.

     About Cole National

     Cole National Corporation’s vision business, together with Pearle franchisees, has 2,197 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole’s personalized gift business, Things Remembered, serves customers through 751 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,480 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal, Russia and Sweden.

     Forward Looking Statement

     The Company’s expectations and beliefs concerning the future contained in this document and the Form 10-Q are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company’s operating results, liquidity and financial condition, such as risks associated with potential adverse consequences of the restatement of the Company’s financial statements, including those resulting from litigation or government investigations; restrictions or curtailment of the Company’s credit facility and other credit situations; costs and other effects associated with the California litigation; the Company’s evaluation of strategic alternatives; the expiration or renewal of the Company’s agreement with Target Corporation; the timing and achievement of improvements in the operations of the optical business; the results of Things Remembered, which is highly dependent on the fourth quarter holiday season; the nature and extent of disruptions of the economy from terrorist activities or major health concerns and from governmental and consumer responses to such situations; the actual utilization of Cole Managed Vision funded eyewear programs; the success of new store openings and the rate at which new stores achieve profitability; the Company’s ability to select, stock and price merchandise attractive to customers; success of systems development and integration; costs and other effects associated with litigation; competition in the optical industry; integration of acquired businesses; economic and weather factors affecting consumer spending; operating factors affecting customer satisfaction, including manufacturing quality of optical and engraved goods; the Company’s relationships with host stores and franchisees; the mix of goods sold, pricing and other competitive factors; and the seasonality of the Company’s business. The Company does not assume any obligation to update the forward looking statements in this press release.

8

Schedule I

Third Quarter and Nine Months
Results of Operations
(in thousands, except per share amounts)

	13 Weeks Ended		39 Weeks Ended

	November 1,	November 2,	November 1,	November 2,
	2003	2002	2003	2002

	Unaudited		Unaudited

Net revenue	$296,507	$275,501	$892,415	$853,332

Cost of revenues	109,229	98,294	331,336	302,783

Operating expenses	186,188	177,663	563,676	532,757

Total costs and expenses	295,417	275,957	895,012	835,540

Operating income (loss)	1,090	(456)	(2,597)	17,792

Interest expense	6,433	6,501	19,148	20,385

Interest and other (income) expense, net	(1,304)	(536)	(4,186)	(4,245)

(Gain) loss on early extinguishment of debt	(15)	—	(15)	11,141

Income (loss) before income taxes	(4,024)	(6,421)	(17,544)	(9,489)

Income tax (benefit) provision	(2,939)	(4,494)	(4,561)	(2,742)

Net income (loss)	$(1,085)	$(1,927)	$(12,983)	$(6,747)

Earnings (loss) per common share
Basic	$(0.07)	$(0.12)	$(0.79)	$(0.42)

Diluted	$(0.07)	$(0.12)	$(0.79)	$(0.42)

Weighted average shares
Basic	16,443	16,276	16,359	16,205

Diluted	16,443	16,276	16,359	16,205

Financial Position
(in thousands)

	November 1,	November 2,	February 1,
	2003	2002	2003

	Unaudited		Audited

Assets

Current assets:

Cash and cash equivalents	$25,677	$21,370	$42,002

Accounts and notes receivable, net	58,628	51,538	59,660

Inventories	140,324	137,875	120,642

Prepaid expenses and other current assets	53,104	53,780	55,601

Total current assets	277,733	264,563	277,905

Property and equipment, net	122,021	123,092	121,008

Intangible and other non-current assets, net	245,947	242,989	245,435

Total assets	$645,701	$630,644	$644,348

Liabilities and Stockholders’ Equity

Current liabilities:

Current portion of long-term debt	$5,446	$227	$232

Accounts payable	81,765	66,378	67,581

Accrued liabilities and other	101,210	99,649	105,569

Deferred revenue	41,055	37,754	38,014

Total current liabilities	229,476	204,008	211,396

Long-term debt, net of current portion	281,475	286,254	286,553

Other long-term liabilities	36,204	24,228	41,587

Deferred revenue, long-term	12,855	11,927	11,559

Stockholders’ equity	85,691	104,227	93,253

Total liabilities and stockholders’ equity	$645,701	$630,644	$644,348

Certain prior year amounts in the statements above have been reclassified to conform with the current year’s presentation.

Schedule II

Reconciliation of Same-Store Sales to GAAP Basis Net Revenue
($ in thousands)

	13 Weeks
	Ended	39 Weeks Ended
	November 1,	November 1,
	2003	2003

Current year same-store sales	$252,412	$774,470

Prior year same-store sales	239,967	745,939

Percent change	5.2%	3.8%

Current year same-store sales	$252,412	$774,470

Adjustment for:

Sales at new and closed stores	3,281	12,388

Deferred revenue	(1,488)	(4,337)

Order vs. customer receipt	6,200	717

Returns, remakes and refunds	(140)	(522)

Other	235	534

Store sales	260,500	783,250

Nonstore revenues	43,135	131,984

Intercompany elimination	(7,128)	(22,819)

GAAP Basis Net Revenue	$296,507	$892,415